Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286954

AMENDMENT NO. 1 DATED JULY 11, 2025

To Prospectus Dated May 15, 2025

I-MAB

Up to $50,000,000

American Depositary Shares representing Ordinary Shares

This Amendment No. 1 to Prospectus (this “Amendment”) amends our prospectus, dated May 15, 2025 (the “Prospectus”), relating to the offer and sale of up to $21,000,000 of our American Depositary Shares (“ADSs”), each ten (10) ADSs representing twenty-three (23) ordinary shares, par value $0.0001 per share. This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We previously entered into a sales agreement, dated May 2, 2025 (the “Sales Agreement”), with Leerink Partners LLC (“Leerink Partners”), relating to the sale of our ADSs. As of the date of this Amendment, we have not sold any ADSs pursuant to the Sales Agreement and the Prospectus.

We are no longer subject to the General Instruction I.B.5 of Form F-3 as the aggregate market value of our ordinary shares (including ordinary shares represented by ADSs) held by non-affiliates equaled or exceeded $75.0 million as of June 9, 2025. Accordingly, we are filing this Amendment to update the maximum amount of ADSs that we are eligible to sell under the Prospectus. Following this Amendment, we may offer and sell ADSs having an aggregate offering price of up to $50,000,000 pursuant to this Amendment and the Prospectus in accordance with the terms of the Sales Agreement.

Our ADSs are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “IMAB”. On July 10, 2025, the last reported sales price of the ADSs on Nasdaq was $2.05 per ADS.

Investing in our securities involves risks. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” on page 8 of the Prospectus and in the documents that are incorporated by reference into this Amendment and the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Leerink Partners

The date of this Amendment No. 1 to Prospectus is July 11, 2025.